FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. ACQUIRES TWO FACILITIES
IN MISSISSIPPI FOR APPROXIMATELY $10.7 MILLION

Both self-storage properties are located in Madison County near Jackson, Miss.

     RIDGELAND, Miss./CANTON, Miss. - January 3, 2013 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT investing in self storage - has purchased two self-storage properties located in Ridgeland and Canton, Mississippi for a total aggregate purchase price of approximately $10.7 million. SSTI purchased all of the interests in the properties from several investors over a period of months using a combination of cash, existing debt and operating partnership units through Internal Revenue Service Section 721 exchanges.

     The Madison County facilities approximately contain a combined 900 units and 149,000 square feet and will be re-branded under the SmartStop® Self Storage trade name.

      "We targeted these self-storage facilities due to their high occupancy levels and solid locations," said H. Michael Schwartz, chairman and CEO of SSTI. "Both the Ridgeland and Canton sites will be top income-producing assets for SSTI."

     The Ridgeland facility is located at 426 Christine Dr. and is currently approximately 88 percent occupied. The building contains approximately 55,690 rentable square feet with approximately 380 units on 1.1 acres of land. Originally built in 1989 with a recent renovation in 2004, the self-storage property offers surveillance cameras, climate-controlled units, keypad entry and an office for onsite management.

     The Canton facility was built in 1996 with a recent expansion in 2004. The 12-building site is situated on 5.3 acres and is located at 122 Yandell Road. The facility is currently approximately 85 percent occupied and contains approximately 510 climate-controlled units.

     SSTI currently owns an additional self-storage facility in Mississippi:

  Biloxi, Miss. - 1742 Pass Road: The 600 unit facility offers climate-controlled units, drive-up access, video surveillance and computerized gate or lobby access.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company's portfolio of wholly-owned properties has expanded to include 110 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 70,000 self-storage units and 8.8 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

Media Contacts:

Vanessa Showalter
Media Strategist
Anton Communications
949-748-0542
vshowalter@antonpr.com
www.antonpr.com

Genevieve Anton
Principal
Anton Communications
714-544-6503
ganton@antonpr.com
www.antonpr.com